 FORM 5+                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number   3235-0362
    subject to Section 16. Form                                                                          Expires: September 30,1998
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response.....1.0
[ ] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions Reported        and Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
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1. Name and Address of Reporting Person |  2. Issuer Name and Ticker or Trading Symbol    |   6. Relationship of Reporting Person
                                        |                                                 |      to Issuer (Check all applicable)
Gonzalez-Baz   Aureliano                | National Processing, Inc. (NAP)                 |     __X__ Director  _____ 10% Owner
------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       | 4. Statement for       |     _____ Other (specify below)
                                        |    Security Number     |    Month/Year          |         ________________________
                                        |    of Reporting        | December 31, 1996      |-----------------------------------------
  2626 North Mesa #355                  |    Person (Voluntary)  |------------------------|  7. Individual or Joint/Group Reporting
----------------------------------------|                        | 5. If Amendment, Date  |         (check applicable line)
              (Street)                  |                        |of Original (Month/Year)|  _X_ Form filed by One Reporting Person
                                        |                        |                        |  ___ Form filed by more than one
  El Paso         Texas        79902    |                        |                        |      Reporting Person
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(City)          (State)       (Zip)     |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | -----------------------------------------| of Issuer's | (D) or  | ficial
                                       |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
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                                       |               |               |        |      |          |             |         |
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                                       |               |               |        |      |          |             |         |
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* If the form is filed by more than one reporting person, see instruction 4(b)(v)                                             (Over)

+ This Form 5 is being filed solely to report year-end holdings, as previously filed on Forms 3 and 4, and does not include any new transactions or holdings.

FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |     Year)     |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        |Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title |Number of
                               |              |               |               |--------------| cisable | Date   |        |Shares
                               |              |               |               | (A)  |  (D)  |         |        |        |
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 Stock Option (right to buy)   |   $20.50     |               |       |       |      |       |   ++    |10/16/06|Common  | 25,000
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |   25,000       |      D            |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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Explanation of Responses:

                                                                           /s/  Aureliano Gonzalez-Baz            February 14, 1997
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                          Aureliano Gonzalez-Baz

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

++ Options outstanding under Issuer's 1996 Nonemployee Directors Stock Option Plan becoming exercisable as to  one-third of the shares covered thereby on each of the first through the third anniversaries of the date of the grant.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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